News Release

FOR IMMEDIATE RELEASE

Investor Relations:	Media:
Alan Magleby	Mary Athridge
410-454-5246	212-805-6035
amagleby@leggmason.com	mkathridge@leggmason.com

LEGG MASON REPORTS RESULTS FOR FOURTH FISCAL QUARTER AND FISCAL YEAR-ENDED 2020

--	Fourth Quarter Net Income of $64.2 Million, or $0.70 per Diluted Share

•	Includes Restructuring Charges of $17.8 Million, or $0.14 per Diluted Share
-- Adjusted Net Income of $93.2 Million, or $1.02 per Diluted Share
-- Assets Under Management of $730.8 Billion
-- Long-term Outflows of $12.1 Billion, Liquidity Inflows of $11.6 Billion
-- Quarterly Dividend Declared of $0.40 per Share

Baltimore, Maryland - April 29, 2020 - Legg Mason, Inc. (NYSE: LM) today reported its operating results for the fourth fiscal quarter and the fiscal year ended March 31, 2020.

	Quarters Ended			Fiscal Years Ended
Financial Results	Mar	Dec	Mar	Mar	Mar
(Amounts in millions, except per share amounts)	2020	2019	2019	2020	2019
Operating Revenues	$719.6	$753.9	$692.6	$2,922.1	$2,903.3
Operating Expenses	553.3	623.9	614.5	2,417.0	2,800.2
Operating Income	166.3	130.0	78.1	505.2	103.1
Net Income (Loss)[1]	64.2	74.8	49.5	251.4	(28.5)
Net Income (Loss) Per Share - Diluted[1]	0.70	0.83	0.56	2.79	(0.38)

Adjusted Net Income[2]	$93.2	$93.2	$59.8	$339.0	$288.6
Adjusted Earnings Per Share - Diluted[2]	1.02	1.03	0.67	3.76	3.26

(1) Net Income Attributable to Legg Mason, Inc.
(2) See "Use of Supplemental Non-GAAP Financial Information".

Joseph A. Sullivan, Chairman and CEO of Legg Mason stated, “We are pleased to report solid fiscal fourth quarter performance, with adjusted earnings that were essentially flat on a sequential quarterly basis.

“This has been one of the most eventful periods in our history, as the COVID-19 pandemic and resulting global economic 'shut down' rightfully overshadowed the significant announcement of Legg Mason’s pending acquisition by Franklin Templeton. Recent events have only reinforced the importance of this combination, as the transaction will create a bigger and more diversified business with extensive global distribution capabilities, a powerful global operating infrastructure and the financial strength to invest in better serving our clients through market cycles.

“I would like to express my heartfelt thanks to all of our Legg Mason and Affiliate colleagues who have demonstrated great resiliency as they continue to work remotely amid ongoing uncertainty to continue delivering for our clients, shareholders and for each other during these unprecedented times.”

Brandywine Global | Clarion Partners | ClearBridge Investments | EnTrust Global | Martin Currie | QS Investors | RARE Infrastructure | Royce Investment Partners | Western Asset

News Release

Assets Under Management of $730.8 Billion

Assets Under Management were $730.8 billion at March 31, 2020 compared with $803.5 billion at December 31, 2019, reflecting $64.2 billion in negative market performance and other, long-term outflows of $12.1 billion, negative foreign exchange of $7.8 billion and realizations of $0.2 billion, partially offset by liquidity inflows of $11.6 billion.

	Quarter Ended March 31, 2020
Assets Under Management ($ in billions)	AUM	Flows		Operating Revenue Yield [1]
Equity	$161.2	$(6.0)		58 bps
Fixed Income	420.2	(8.4)		26 bps
Alternative	74.3	2.3	[2]	58 bps
Long-Term Assets	655.7	(12.1)
Liquidity	75.1	11.6		14 bps
Total	$730.8	$(0.5)		36 bps

(1) Operating revenue yield equals total operating revenues less performance fees divided by average AUM
(2) Excludes realizations of $0.2 billion

At March 31, 2020, fixed income represented 58% of AUM, while equity represented 22%, alternative represented 10% and liquidity represented 10%.

By geography, 71% of AUM was from clients domiciled in the United States and 29% from non-US domiciled clients.

Average AUM during the quarter was $782.4 billion compared to $791.7 billion in the prior quarter and $748.7 billion in the fourth quarter of fiscal year 2019. Average long-term AUM was $716.4 billion compared to $729.7 billion in the prior quarter and $676.1 billion in the fourth quarter of fiscal year 2019.

Quarterly Performance

	1-Year	3-Year	5-Year	10-Year
% of Strategy AUM beating Benchmark[3]	33%	34%	71%	88%

% of Long-Term U.S. Fund Assets Beating Lipper Category Average	60%	61%	73%	71%

(3) See “Supplemental Data Regarding Quarterly Performance.”

Of Legg Mason’s long-term U.S. mutual fund assets, 66% were in funds rated 4 or 5 stars by Morningstar.

Brandywine Global | Clarion Partners | ClearBridge Investments | EnTrust Global | Martin Currie | QS Investors | RARE Infrastructure | Royce Investment Partners | Western Asset

News Release

Operating Results - Comparison to the Third Quarter of Fiscal Year 2020

Adjusted net income was $93.2 million, or $1.02 per diluted share, compared to adjusted net income of $93.2 million, or $1.03 per diluted share. Adjusted net income was unchanged despite a $19.1 million decrease in non-pass through performance fees as well as lower investment advisory fees reflecting lower average AUM as these declines were offset by lower compensation related to the decrease in revenues, non-controlling interests, incremental strategic restructuring savings and a lower tax rate. In addition to the above, adjusted net income per share decreased $0.01 largely due to additional shares from the vesting of the Clarion Partners performance award granted at their acquisition.

Net income was $64.2 million, or $0.70 per diluted share, compared to net income of $74.8 million, or $0.83 per diluted share, in the third quarter of fiscal year 2020. The change was impacted by the items described below.

Operating revenues of $719.6 million were down 5% from $753.9 million in the prior quarter reflecting:

•	A decrease in separate account and fund advisory fee revenues of $11.7 million, or 2%, reflecting one less day in the quarter and lower average AUM.

•	A decrease in non-pass through performance fees of $19.1 million, and a decrease in pass through performance fees of $2.4 million.

Operating expenses of $553.3 million decreased 11% from $623.9 million in the prior quarter, reflecting:

•
A decrease in compensation of $70.7 million driven by a loss of $32.5 million in the market value of deferred compensation and seed investments, with an offset in non-operating income, as compared to a gain of $12.0 million in the prior quarter as well as decreased compensation and benefits related to the decrease in non-pass through performance fees and lower advisory fees.

•	An increase in communications and technology expenses of $2.0 million reflecting higher technology maintenance and restructuring costs.

•	A decrease in occupancy expenses of $7.0 million reflecting a $6.0 million decrease in restructuring costs.

•	Other expenses increased by $9.8 million reflecting a $7.5 million increase in restructuring costs.

Non-operating expense was $65.3 million, as compared to $5.3 million in the prior quarter reflecting:

•	Losses on funded deferred compensation and seed investments, as described above.

•	Losses on corporate investments, not offset in compensation, were $12.6 million compared with gains of $6.2 million in the prior quarter.

•
A $4.1 million gain associated with the consolidation of sponsored investment vehicles compared to a $0.6 million gain in the prior quarter. The consolidation of sponsored investment vehicles has no impact on net income as the effects of consolidation are fully attributable to noncontrolling interests.

Operating margin was 23.1% compared to 17.2% in the prior quarter. Adjusted operating margin1, was 25.8%, as compared to 26.5% in the prior quarter.

Net income attributable to noncontrolling interests, excluding consolidated investment vehicles, was $7.3 million compared to $14.4 million in the prior quarter, principally related to Clarion, EnTrust Global and Royce.
(1) See "Use of Supplemental Non-GAAP Financial Information."

Brandywine Global | Clarion Partners | ClearBridge Investments | EnTrust Global | Martin Currie | QS Investors | RARE Infrastructure | Royce Investment Partners | Western Asset

News Release

Comparison to the Fourth Quarter of Fiscal Year 2019

Adjusted net income was $93.2 million, or $1.02 per diluted share, compared to adjusted net income of $59.8 million, or $0.67 per diluted share, in the prior year quarter. The increase was driven by higher operating revenues reflecting an increase in investment advisory fees, as well as the impact of savings from the strategic restructuring.

Net income was $64.2 million, or $0.70 per diluted share, compared to net income of $49.5, or $0.56 per diluted share, in the fourth quarter of fiscal year 2019. The change was impacted by the items described below.

Operating revenues of $719.6 million were up 4% compared with $692.6 million in the prior year quarter reflecting:

•	An increase in advisory fee revenues of $31.4 million reflecting higher average long-term AUM.

•
An increase in performance fees of $1.5 million, including an increase of $3.3 million in pass through performance fees partially offset by a $1.8 million decrease in non-pass through performance fees.

Operating expenses of $553.3 million were down 10% compared with $614.5 million in the prior year quarter reflecting:

•
Compensation decreased by $51.3 million, or 14%, driven by a loss of $32.5 million in the market value of deferred compensation and seed investments, with an offset in non-operating income, as compared to a gain of $16.0 million in the prior quarter as well as savings from the strategic restructuring of $9.9 million.

•	Communications and technology expenses increased by $1.8 million primarily due to higher strategic restructuring costs.

•	Occupancy expenses decreased by $3.5 million reflecting lower strategic restructuring costs.

•	Other expenses decreased by $8.5 million primarily due to strategic restructuring savings of $9.5 million.

Non-operating expense was $65.3 million, compared to $2.8 million in the prior year quarter reflecting:

•	Gains on funded deferred compensation and seed investments as described above.

•	Losses on corporate investments, not offset in compensation, were $12.6 million compared with gains of $10.2 million in the prior year quarter.

•
A $4.1 million gain associated with the consolidation of sponsored investment vehicles, as compared to a loss of $4.5 million in the prior year quarter. The consolidation of sponsored investment vehicles has no impact on net income as the effects of consolidation are fully attributable to noncontrolling interests.

Operating margin was 23.1%, as compared to 11.3% in the prior year quarter. Adjusted operating margin was 25.8%, as compared to 20.4% in the prior year quarter.

Net income attributable to noncontrolling interests, excluding consolidated investment vehicles, was $7.3 million, compared to $5.7 million in the prior year quarter, principally related to Clarion, EnTrust Global and Royce.

Brandywine Global | Clarion Partners | ClearBridge Investments | EnTrust Global | Martin Currie | QS Investors | RARE Infrastructure | Royce Investment Partners | Western Asset

News Release

Comparison to the Full Fiscal Year 2019

Adjusted net income was $339.0 million, or $3.76 per diluted share, compared to adjusted net income of $288.6 million, or $3.26 per diluted share, in the prior year. The increase was driven by higher operating revenues reflecting an increase in investment advisory fees, higher non-pass though performance fees as well as the impact of savings from the strategic restructuring.

Net income was $251.4 million, or $2.79 per diluted share, compared to a net loss of $28.5 million, or $0.38 per diluted share, in fiscal year 2019. In addition to the items noted below, the change was driven by non-cash intangible asset impairment charges of $365.2 million, or $3.12 per diluted share in the prior year.

Operating revenues of $2.9 billion increased 1% compared with the prior year reflecting:

•	An increase in investment advisory fee revenues, reflecting higher average AUM.

•	Increased non-pass through performance fees of $21.2 million partially offset by a decrease in pass through performance fees of $7.1 million.

Operating expenses of $2.4 billion were down 14% from the prior year but excluding the non-cash impairment charges in fiscal 2019, operating expenses were down 1% due to the following:

•	Increased compensation related to increased revenues and higher strategic restructuring costs.

•	Distribution and servicing expenses decreased $26.1 million resulting from lower AUM on which we pay third party distributors.

•	Occupancy expenses increased $5.1 million related to higher strategic restructuring costs.

•	A $28.9 million decrease in other expenses, due to savings from the strategic restructuring.

•
A $10.6 million loss in the market value of deferred compensation and seed investments, which is recorded as a decrease in compensation and benefits with an offset in non-operating income, compared with a gain of $10.4 million in the prior year.

Non-operating expense was $94.6 million, compared to $74.6 million in the prior year reflecting:

•	Gains on funded deferred compensation and seed investments, as described above.

•	Losses on corporate investments, not offset in compensation, were $6.2 million compared with gains of $22.5 million in the prior year.

•
A $19.7 million gain associated with the consolidation of sponsored investment vehicles, as compared to a $2.4 million loss in the prior year. The consolidation of sponsored investment vehicles has no impact on net income as the effects of consolidation are fully attributable to noncontrolling interests.

Operating margin was 17.3% as compared to 3.6% in the prior year which included the impact of the intangible asset impairment charges. Adjusted operating margin was 24.8%, as compared to 22.6% in the prior year.

Net income attributable to noncontrolling interests, excluding consolidated investment vehicles, was $40.2 million, compared to $35.7 million in the prior year, principally related to Clarion, EnTrust Global, RARE and Royce.

Brandywine Global | Clarion Partners | ClearBridge Investments | EnTrust Global | Martin Currie | QS Investors | RARE Infrastructure | Royce Investment Partners | Western Asset

News Release

Quarterly Business Developments and Recent Announcements
•

•	On January 20, 2020, Legg Mason was notified that it had received a score of “B” on the 2019 CDP Climate Change Disclosure, an increase from the prior year.

•
On January 21, 2020 Legg Mason announced that it has received a perfect score of 100 on the 2020 Corporate Equality Index (CEI), the nation’s premier benchmarking survey and report on corporate policies and practices related to LGBTQ+ workplace equality.

•	On April 2, 2020, American Century Investment's (ACI) launched new Actively Managed ETFs utilizing Precidian’s ActiveShares® structure.

Balance Sheet

At March 31, 2020, Legg Mason’s cash position was $1.0 billion.  Total debt was $2.0 billion, and stockholders' equity was $3.8 billion.  The ratio of total debt to total capital was 35%, compared to 34% in the prior quarter. Seed investments totaled $192.8 million.

The Board of Directors has declared a quarterly cash dividend on the Company’s common stock in the amount of $0.40, per share. The dividend is payable on July 13, 2020 to shareholders of record at the close of business on June 16, 2020.

Presentation Slides
The Fiscal 4th quarter presentation slides will be available on the Investor Relations section of the Legg Mason website shortly after the release of the financial results.

About Legg Mason

Guided by a mission of Investing to Improve Lives,TM  Legg Mason helps investors globally achieve better financial outcomes by expanding choice across investment strategies, vehicles and investor access through independent investment managers with diverse expertise in equity, fixed income, alternative and liquidity investments.  Legg Mason’s assets under management are $730.8 billion as of March 31, 2020.  To learn more, visit our web site, our newsroom, or follow us on LinkedIn, Twitter, or Facebook.

This release contains forward-looking statements subject to risks, uncertainties and other factors that may cause actual results to differ materially. For a discussion of these risks and uncertainties, see "Risk Factors" and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Legg Mason's Annual report on Form 10-K for the fiscal year ended March 31, 2019 and, in the Company’s, quarterly reports on Form 10-Q.

Brandywine Global | Clarion Partners | ClearBridge Investments | EnTrust Global | Martin Currie | QS Investors | RARE Infrastructure | Royce Investment Partners | Western Asset

News Release

Supplemental Data Regarding Quarterly Performance

Strategy Performance
For purposes of investment performance comparisons, strategies are an aggregation of discretionary portfolios (separate accounts, investment funds, and other products) into a single group that represents a particular investment objective. In the case of separate accounts, the investment performance of the account is based upon the performance of the strategy to which the account has been assigned. Each of our asset managers has its own specific guidelines for including portfolios in their strategies. For those managers which manage both separate accounts and investment funds in the same strategy, the performance comparison for all of the assets is based upon the performance of the separate account.

Approximately 88% of total AUM is included in strategy AUM as of March 31, 2020, although not all strategies have three-, five-, and ten-year histories. Total strategy AUM includes liquidity assets. Certain assets are not included in reported performance comparisons. These include: accounts that are not managed in accordance with the guidelines outlined above; accounts in strategies not marketed to potential clients; accounts that have not yet been assigned to a strategy; and certain smaller products at some of our affiliates.

Past performance is not indicative of future results.  For AUM included in institutional and retail separate accounts and investment funds managed in the same strategy as separate accounts, performance comparisons are based on gross-of-fee performance. For investment funds which are not managed in a separate account format, performance comparisons are based on net-of-fee performance. Funds-of-hedge funds generally do not have specified benchmarks. For purposes of this comparison, performance of those products is net of fees, and is compared to the relevant HFRX index. These performance comparisons do not reflect the actual performance of any specific separate account or investment fund; individual separate account and investment fund performance may differ. The information in this presentation is provided solely for use regarding this presentation and is not directed toward existing or potential clients of Legg Mason.

At March 31, 2020:	1-Year	3-Year	5-Year	10-Year
% of Strategy AUM beating Benchmark[1]

Fixed Income	13%	15%	69%	99%
Equity	68%	58%	65%	64%
Alternatives	93%	93%	90%	99%

(1) Effective July 1, 2019, comparative benchmarks for certain strategies were added to measure relative performance where a stated benchmark was not previously provided

Long-term US Fund Assets Beating Lipper Category Average
Long-term US fund assets include open-end, closed end, and variable annuity funds. These performance comparisons do not reflect the actual performance of any specific fund; individual fund performance may differ. Past performance is not a guarantee of future results. Source: Lipper Inc.

At March 31, 2020:	1-Year	3-Year	5-Year	10-Year
% of Long-Term U.S. Fund Assets Beating Lipper Category Average

Fixed Income	70%	71%	73%	76%
Equity	47%	47%	72%	64%
Alternatives (performance relates to only 3 funds)	58%	100%	n/a	n/a

Brandywine Global | Clarion Partners | ClearBridge Investments | EnTrust Global | Martin Currie | QS Investors | RARE Infrastructure | Royce Investment Partners | Western Asset

LEGG MASON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(Amounts in thousands)
(Unaudited)

	Quarters Ended			Fiscal Years Ended
	March	December	March	March	March
	2020	2019	2019	2020	2019
Operating Revenues:
Investment advisory fees:
Separate accounts	$260,477	$266,609	$251,234	$1,051,965	$1,029,353
Funds	373,453	378,995	351,312	1,495,025	1,479,972
Performance fees	17,884	39,407	16,371	99,021	84,900
Distribution and service fees	65,763	67,634	72,518	270,398	302,967
Other	2,010	1,269	1,170	5,716	6,067
Total operating revenues	719,587	753,914	692,605	2,922,125	2,903,259

Operating Expenses:
Compensation and benefits	304,331	375,033	355,640	1,436,919	1,398,969
Distribution and servicing	99,828	104,363	99,317	413,196	439,276
Communications and technology	59,060	57,101	57,245	225,388	228,138
Occupancy	25,504	32,490	28,963	110,427	105,296
Amortization of intangible assets	5,636	6,004	6,033	22,539	24,404
Impairment of intangible assets	—	—	—	—	365,200
Contingent consideration fair value adjustments	250	—	—	(915)	571
Other	58,724	48,929	67,282	209,411	238,303
Total operating expenses	553,333	623,920	614,480	2,416,965	2,800,157

Operating Income	166,254	129,994	78,125	505,160	103,102

Non-Operating Income (Expense):
Interest income	2,755	2,882	4,184	12,294	12,176
Interest expense	(27,024)	(27,032)	(28,794)	(109,870)	(117,341)
Other income (expense), net	(42,378)	18,009	24,286	(13,312)	31,123
Non-operating income (expense) of
consolidated investment vehicles, net	1,358	814	(2,519)	16,262	(565)
Total non-operating income (expense)	(65,289)	(5,327)	(2,843)	(94,626)	(74,607)

Income Before Income Tax Provision	100,965	124,667	75,282	410,534	28,495

Income tax provision	25,582	33,664	20,396	106,048	20,561

Net Income	75,383	91,003	54,886	304,486	7,934
Less: Net income attributable
to noncontrolling interests	11,224	16,228	5,399	53,119	36,442

Net Income (Loss) Attributable to Legg Mason, Inc.	$64,159	$74,775	$49,487	$251,367	$(28,508)

				(Continued)

LEGG MASON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (LOSS), CONTINUED
(Amounts in thousands, except per share amounts)
(Unaudited)

	Quarters Ended			Fiscal Years Ended
	March	December	March	March	March
	2020	2019	2019	2020	2019

Net Income (Loss) Attributable to Legg Mason, Inc.	$64,159	$74,775	$49,487	$251,367	$(28,508)

Less: Earnings (distributed and undistributed)
allocated to participating securities (1)	1,955	2,428	1,703	8,095	4,225

Net Income (Loss) (Distributed and Undistributed)
Allocated to Shareholders (Excluding
Participating Securities)	$62,204	$72,347	$47,784	$243,272	$(32,733)

Net Income (Loss) per Share Attributable to
Legg Mason, Inc. Shareholders:
Basic	$0.71	$0.83	$0.56	$2.80	$(0.38)

Diluted	$0.70	$0.83	$0.56	$2.79	$(0.38)

Weighted-Average Number of Shares
Outstanding(2):
Basic	87,329	86,878	85,552	86,831	85,423
Diluted	88,534	87,165	85,613	87,337	85,423

(1)
Participating securities excluded from weighted-average number of shares outstanding were 2,779, 2,935, and 3,055 for the quarters ended March 2020, December 2019, and March 2019, respectively, and 2,884 and 3,092 for the fiscal years ended March 2020 and March 2019, respectively.

(2)	Diluted shares are the same as basic shares for periods with a loss.

	Quarters Ended			Fiscal Year Ended
	March	December	March	March
Strategic Restructuring effective January 1, 2019	2020	2019	2019	2020
Strategic restructuring cost savings:
Compensation	$11,516	$11,139	$1,663	$33,028
Occupancy	262	78	300	755
Other	11,164	9,268	1,642	35,086
Total strategic restructuring cost savings	$22,942	$20,485	$3,605	$68,869

Strategic restructuring costs:
Compensation and benefits	$3,936	$10,192	$—	$57,244
Occupancy	(27)	5,930	2,848	5,903
Other	(172)	2,352	6,504	7,887
Total strategic restructuring costs	$3,737	$18,474	$9,352	$71,034

LEGG MASON, INC. AND SUBSIDIARIES
SUPPLEMENTAL NON-GAAP FINANCIAL INFORMATION
RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO LEGG MASON, INC. TO ADJUSTED NET INCOME AND
RECONCILIATION OF NET INCOME PER DILUTED SHARE ATTRIBUTABLE TO LEGG MASON, INC. SHAREHOLDERS TO
ADJUSTED EARNINGS PER DILUTED SHARE(1)
(Amounts in thousands, except per share amounts)
(Unaudited)

	Quarters Ended			Fiscal Years Ended
	March	December	March	March	March
	2020	2019	2019	2020	2019

Net Income (Loss) Attributable to Legg Mason, Inc.	$64,159	$74,775	$49,487	$251,367	$(28,508)

Plus (less):

Restructuring costs:
Strategic restructuring and other corporate initiatives	17,035	20,920	9,352	90,519	23,655
Affiliate charges	737	237	7,526	2,414	7,526
Amortization of intangible assets	5,636	6,004	6,033	22,539	24,404
Gains and losses on seed and other investments
not offset by compensation or hedges	12,545	(4,827)	(5,763)	1,256	(17,777)
Acquisition and transition-related costs	—	—	998	—	2,466
Impairments of intangible assets	—	—	—	—	365,200
Contingent consideration fair value adjustments	250	—	—	(915)	571
Charges related to significant regulatory matters	—	—	—	—	4,151
Income tax adjustments:(2)
Impacts of non-GAAP adjustments	(9,666)	(6,030)	(4,718)	(31,285)	(103,049)
Other tax items	2,477	2,100	(3,115)	3,097	9,980

Adjusted Net Income	$93,173	$93,179	$59,800	$338,992	$288,619

Net Income (Loss) Per Diluted Share Attributable to
Legg Mason, Inc. Shareholders	$0.70	$0.83	$0.56	$2.79	$(0.38)

Plus (less), net of tax impacts:

Restructuring costs:
Strategic restructuring and other corporate initiatives	0.14	0.17	0.08	0.73	0.20
Affiliate charges	—	—	0.06	0.02	0.06
Amortization of intangible assets	0.05	0.05	0.05	0.18	0.21
Gains and losses on seed and other investments
not offset by compensation or hedges	0.10	(0.04)	(0.05)	0.01	(0.15)
Acquisition and transition-related costs	—	—	0.01	—	0.02
Impairments of intangible assets	—	—	—	—	3.12
Contingent consideration fair value adjustments	—	—	—	—	0.01
Charges related to significant regulatory matters	—	—	—	—	0.05
Other tax items	0.03	0.02	(0.04)	0.03	0.12

Adjusted Earnings per Diluted Share	$1.02	$1.03	$0.67	$3.76	$3.26

(1) See explanations for "Use of Supplemental Non-GAAP Financial Information."
(2) The non-GAAP effective tax rates for the quarters ended March 31, 2020, December 31, 2019 and March 31, 2019 were 24.6%, 25.9%, and 26.0% respectively, and for the year-ended March 31, 2020 and 2019 were
26.1% and 26.0%, respectively.

LEGG MASON, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA
RECONCILIATION OF GAAP BASIS OPERATING MARGIN TO ADJUSTED OPERATING MARGIN (1)
(Amounts in thousands)
(Unaudited)

	Quarters Ended			Fiscal Years Ended

	March	December	March	March	March
	2020	2019	2019	2020	2019

Operating Revenues, GAAP basis	$719,587	$753,914	$692,605	$2,922,125	$2,903,259

Plus (less):
Pass through performance fees	(8,306)	(10,733)	(4,986)	(41,983)	(49,048)
Operating revenues eliminated upon
consolidation of investment vehicles	52	69	138	402	599
Distribution and servicing fees	(65,763)	(67,634)	(72,518)	(270,398)	(302,967)
Investment advisory fees	(34,038)	(36,715)	(26,781)	(141,838)	(136,177)

Adjusted Operating Revenues	$611,532	$638,901	$588,458	$2,468,308	$2,415,666

Operating Income (Loss), GAAP basis	$166,254	$129,994	$78,125	$505,160	$103,102

Plus (less):
Restructuring costs:
Strategic restructuring and other corporate initiatives	17,035	20,920	9,352	90,519	23,655
Affiliate charges	737	237	9,289	2,414	9,289
Amortization of intangible assets	5,636	6,004	6,033	22,539	24,404
Gains (losses) on deferred compensation
and seed investments, net	(32,540)	12,022	16,006	(10,594)	10,416
Acquisition and transition-related costs	—	—	1,217	—	2,685
Impairment of intangible assets	—	—	—	—	365,200
Contingent consideration fair value adjustments	250	—	—	(915)	571
Charges related to significant regulatory matters	—	—	—	—	4,151
Operating loss of consolidated investment
vehicles, net	165	172	257	1,894	1,588

Adjusted Operating Income	$157,537	$169,348	$120,279	$611,017	$545,061

Operating Margin, GAAP basis	23.1%	17.2%	11.3%	17.3%	3.6%
Adjusted Operating Margin	25.8	26.5	20.4	24.8	22.6

(1) See explanations for "Use of Supplemental Non-GAAP Financial Information."

LEGG MASON, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA
RECONCILIATION OF CASH PROVIDED BY OPERATING ACTIVITIES
TO ADJUSTED EBITDA (1)
(Amounts in thousands)
(Unaudited)

	Quarters Ended			Fiscal Years Ended

	March	December	March	March	March
	2020	2019	2019	2020	2019

Cash provided by operating activities, GAAP basis	$183,472	$335,358	$116,877	$560,556	$560,866

Plus (less):
Interest expense, net of accretion and amortization
of debt discounts and premiums	26,601	26,676	28,328	108,526	115,284
Current tax expense (benefit)	179	6,137	9,081	8,997	26,716
Net change in assets and liabilities	(43,414)	(153,838)	(27,724)	(5,382)	(52,518)
Net change in assets and liabilities
of consolidated investment vehicles	31,095	(45,539)	(7,701)	(19,395)	(17,667)
Net income attributable to noncontrolling interests	(11,224)	(16,228)	(5,399)	(53,119)	(36,442)
Net gains (losses) and earnings on investments	19,551	662	(8,790)	29,290	27,705
Net gains (losses) on consolidated investment vehicles	1,358	814	(2,519)	16,262	(565)
Other	(95)	(193)	(866)	(732)	(1,155)

Adjusted EBITDA	$207,523	$153,849	$101,287	$645,003	$622,224

(1)	See explanations for "Use of Supplemental Non-GAAP Financial Information."

LEGG MASON, INC. AND SUBSIDIARIES
(Amounts in billions)
(Unaudited)
Assets Under Management
	Quarters Ended
By asset class:	March 2020	December 2019	September 2019	June 2019	March 2019
Equity	$161.2	$214.0	$203.3	$205.6	$202.0
Fixed Income	420.2	451.8	442.7	438.0	419.6
Alternative	74.3	74.3	72.6	70.1	68.6
Long-Term Assets	655.7	740.1	718.6	713.7	690.2
Liquidity	75.1	63.4	63.2	66.5	67.8
Total	$730.8	$803.5	$781.8	$780.2	$758.0

	Quarters Ended					Fiscal Years Ended
By asset class (average):	March 2020	December 2019	September 2019	June 2019	March 2019	March 2020	March 2019
Equity	$193.9	$209.3	$204.2	$202.7	$195.4	$201.3	$203.1
Fixed Income	447.5	447.3	440.9	427.0	413.7	439.8	412.9
Alternative	75.0	73.1	71.5	69.3	67.0	72.3	66.5
Long-Term Assets	716.4	729.7	716.6	699.0	676.1	713.4	682.5
Liquidity	66.0	62.0	63.2	66.9	72.6	64.6	65.5
Total	$782.4	$791.7	$779.8	$765.9	$748.7	$778.0	$748.0

Component Changes in Assets Under Management
	Quarters Ended					Fiscal Years Ended
	March 2020	December 2019	September 2019	June 2019	March 2019	March 2020	March 2019
Beginning of period	$803.5	$781.8	$780.2	$758.0	$727.2	$758.0	$754.1
Net client cash flows:
Equity	(6.0)	(4.8)	(2.1)	(3.6)	(1.0)	(16.5)	(7.5)
Fixed Income	(8.4)	1.7	(0.5)	3.9	0.1	(3.4)	(4.3)
Alternative	2.3	1.5	2.4	0.8	0.9	7.0	1.5
Long-Term flows	(12.1)	(1.6)	(0.2)	1.1	—	(12.9)	(10.3)
Liquidity	11.6	—	(3.5)	(1.6)	(8.1)	6.5	2.3
Total net client cash flows	(0.5)	(1.6)	(3.7)	(0.5)	(8.1)	(6.4)	(8.0)
Realizations(1)	(0.2)	(0.6)	(0.2)	(0.4)	(0.3)	(1.4)	(1.0)
Market performance and other	(64.4)	20.9	8.7	21.9	39.1	(12.8)	21.3
Impact of foreign exchange	(7.8)	3.0	(3.2)	0.6	0.1	(7.4)	(8.4)
Acquisition	0.2	—	—	0.6	—	0.8	—
End of period	$730.8	$803.5	$781.8	$780.2	$758.0	$730.8	$758.0

(1) Realizations represent investment manager-driven distributions primarily related to the sale of assets. Realizations are specific to our alternative managers and do not include client-driven distributions (e.g. client requested redemptions, liquidations or asset transfers).

(2) Due to effects of rounding, the sum of the quarterly results may differ immaterially from the year-to-date results.

News Release

Use of Supplemental Non-GAAP Financial Information
As supplemental information, we are providing performance measures for "Adjusted Net Income”, "Adjusted Earnings per Diluted Share" (“Adjusted EPS”), and “Adjusted Operating Margin”, along with a liquidity measure for "Adjusted EBITDA", each of which are based on methodologies other than generally accepted accounting principles ("non-GAAP"). Effective with the quarter ended June 30, 2019, we began disclosing Adjusted Operating Margin, which revises our prior disclosure of Operating Margin, as Adjusted to include adjustments for restructuring costs and acquisition expenses and transition-related costs for integration activities, each of which is further described below.
Our management uses the performance measures as benchmarks to evaluate and compare our period-to-period operating performance. We believe that these performance measures provide useful information about the operating results of our core asset management business and facilitate comparison of our results to other asset management firms and period-to-period results. We are also providing a non-GAAP liquidity measure for Adjusted EBITDA, which our management uses as a benchmark in evaluating and comparing our period-to-period liquidity. We believe that this measure is useful to investors as it provides additional information with regard to our ability to meet working capital requirements, service our debt, and return capital to our stockholders.
Adjusted Net Income and Adjusted Earnings per Diluted Share
Adjusted Net Income and Adjusted EPS only include adjustments for certain items that relate to operating performance, and therefore, are most readily reconcilable to Net Income (Loss) Attributable to Legg Mason, Inc. and Net Income (Loss) per Diluted Share Attributable to Legg Mason, Inc. Shareholders, determined under generally accepted accounting principles ("GAAP"), respectively.
We define Adjusted Net Income as Net Income (Loss) Attributable to Legg Mason, Inc. adjusted to exclude the following:

•	Restructuring costs, including:

◦	Corporate charges related to the ongoing strategic restructuring and other cost saving and business initiatives, including severance, lease and other costs; and

◦	Affiliate charges, including affiliate restructuring and severance costs, and certain one-time charges arising from the issuance of management equity plan awards

•	Amortization of intangible assets

•	Gains and losses on seed and other investments that are not offset by compensation or hedges

•
Acquisition expenses and transition-related costs for integration activities, including certain related professional fees and costs associated with the transition and acquisition of acquired businesses

•	Impairments of intangible assets

•	Contingent consideration fair value adjustments

•	Charges (credits) related to significant litigation or regulatory matters

•	Income tax expense (benefit) adjustments to provide an effective non-GAAP tax rate commensurate with our expected annual pre-tax Adjusted Net Income, including:

◦	The impact on income tax expense (benefit) of the above non-GAAP adjustments; and

◦
Other tax items, including deferred tax asset and liability adjustments associated with statutory rate changes, the impact of other aspects of recent U.S. tax reform, and shortfalls (and windfalls) associated with stock-based compensation

Adjustments for restructuring costs, gains and losses on seed and other investments that are not offset by compensation or hedges, and the income tax expense (benefit) items described above are included in the calculation because these items are not reflective of our core asset management business of providing investment management and related products and services. We adjust for acquisition-related items, including amortization of intangible assets, impairments of intangible assets, and contingent consideration fair value adjustments, to make it easier to identify trends affecting our underlying business that are not related to acquisitions to facilitate comparison of our operating results with the results of other asset management firms that have not engaged in significant acquisitions. We adjust for charges (credits) related to significant litigation or regulatory matters, net of any insurance proceeds and revenue share adjustments, because these matters do not reflect the underlying operations and performance of our business.
In calculating Adjusted EPS, we adjust Net Income (Loss) per Diluted Share Attributable to Legg Mason, Inc. Shareholders determined under GAAP for the per share impact of each adjustment (net of taxes) included in the calculation of Adjusted Net Income.

Brandywine Global | Clarion Partners | ClearBridge Investments | EnTrust Global | Martin Currie | QS Investors | RARE Infrastructure | Royce Investment Partners | Western Asset

News Release

These measures are provided in addition to Net Income (Loss) Attributable to Legg Mason, Inc., and Net Income (Loss) per Diluted Share Attributable to Legg Mason, Inc. Shareholders, and are not substitutes for these measures. These non-GAAP measures should not be considered in isolation and may not be comparable to non-GAAP performance measures, including measures of adjusted earnings or adjusted income, and adjusted earnings per share, of other companies, respectively. Further, Adjusted Net Income and Adjusted EPS are not liquidity measures and should not be used in place of cash flow measures determined under GAAP.
Adjusted Operating Margin
We calculate Adjusted Operating Margin, by dividing “Adjusted Operating Income”, by “Adjusted Operating Revenues”, each of which are further discussed below. These measures only include adjustments for certain items that relate to operating performance, and therefore, are most readily reconcilable to Operating Margin, Operating Income and Total Operating Revenues determined under GAAP, respectively. Effective with the quarter ended March 31, 2020, we have revised our definition of Adjusted Operating Revenues to exclude Distribution and service fees and a portion of Investment advisory fees, rather than Distribution and servicing expenses. This revision did not change Adjusted Operating Revenues for any prior period and all periods presented have been revised to conform to the current definition.
We define Adjusted Operating Revenues as Operating Revenues, adjusted to:

•	Include:

◦	Net investment advisory fees eliminated upon consolidation of investment vehicles

•	Exclude:

◦
Distribution and service fees and a portion of Investment advisory fees used to pay distribution and servicing costs to third party intermediaries based on contractual relationships the third-party intermediaries have with the ultimate clients. The amount of Distribution and servicing fees and the portion of Investment advisory fees excluded approximate the direct costs of selling and servicing our products that are paid to third-party intermediaries, based on contractual percentages of the value of the related AUM

◦	Performance fees that are passed through as compensation expense or net income (loss) attributable to noncontrolling interests

These adjustments do not relate to items that impact Net Income (Loss) Attributable to Legg Mason, Inc. and they are included in one of the ways our management views and evaluates our business results.

We define Adjusted Operating Income, as Operating Income, adjusted to exclude the following:

•	Restructuring costs, including:

◦	Corporate charges related to the ongoing strategic restructuring and other cost saving and business initiatives, including severance, lease and other costs; and

◦	Affiliate charges, including affiliate restructuring and severance costs, and certain one-time charges arising from the issuance of management equity plan awards

•	Amortization of intangible assets

•	The impact on compensation expense of:

◦	Gains and losses on investments made to fund deferred compensation plans

◦	Gains and losses on seed capital investments by our affiliates under revenue sharing arrangements

•
Acquisition expenses and transition-related costs for integration activities, including certain related professional fees and costs associated with the transition and acquisition of acquired businesses

•	Impairments of intangible assets

•	Contingent consideration fair value adjustments

•	Charges (credits) related to significant regulatory matters

•	Income (loss) of consolidated investment vehicles

In calculating Adjusted Operating Income, we adjust for restructuring costs because these items are not reflective of our core asset management business of providing investment management and related products and services. We adjust for the impact on compensation expense of gains and losses on investments made to fund deferred compensation plans and on seed capital investments by our affiliates under revenue sharing arrangements because they are offset by an equal amount in Non-operating income (expense), net, and thus have no impact on Net Income

Brandywine Global | Clarion Partners | ClearBridge Investments | EnTrust Global | Martin Currie | QS Investors | RARE Infrastructure | Royce Investment Partners | Western Asset

News Release

Attributable to Legg Mason, Inc. We adjust for acquisition-related items, including amortization of intangible assets, impairments of intangible assets, and contingent consideration fair value adjustments, to make it easier to identify trends affecting our underlying business that are not related to acquisitions to facilitate comparison of our operating results with the results of other asset management firms that have not engaged in significant acquisitions. We adjust for charges (credits) related to significant litigation or regulatory matters, net of any insurance proceeds and revenue share adjustments, because these matters do not reflect the underlying operations and performance of our business. We adjust for income (loss) of consolidated investment vehicles because the consolidation of these investment vehicles does not have an impact on Net Income (Loss) Attributable to Legg Mason, Inc.
These measures are provided in addition to and are not substitutes for our Operating Margin, Operating Revenues, and Operating Income calculated under GAAP. These non-GAAP measures should not be considered in isolation and may not be comparable to non-GAAP performance measures, including measures of adjusted margins, adjusted operating revenues, and adjusted operating income, of other companies. Further, Adjusted Operating Margin, Adjusted Operating Revenues and Adjusted Operating Income are not liquidity measures and should not be used in place of cash flow measures determined under GAAP.
Adjusted EBITDA
We define Adjusted EBITDA as cash provided by (used in) operating activities plus (minus):

•	Interest expense, net of accretion and amortization of debt discounts and premiums

•	Current income tax expense (benefit)

•	Net change in assets and liabilities, which aligns with the Consolidated Statements of Cash Flows

•	Net (income) loss attributable to noncontrolling interests

•	Net gains (losses) and earnings on investments

•	Net gains (losses) on consolidated investment vehicles

•	Other

Adjusted EBITDA is not reduced by equity-based compensation expense, including management equity plan non-cash issuance-related charges. Most management equity plan units may be put to or called by Legg Mason for cash payment, although their terms do not require this to occur.
This liquidity measure is provided in addition to Cash provided by operating activities and may not be comparable to non-GAAP performance measures or liquidity measures of other companies, including their measures of EBITDA or Adjusted EBITDA. Further, this measure is not to be confused with Net Income, Cash provided by operating activities, or other measures of earnings or cash flows under GAAP, and is provided as a supplement to, and not in replacement of, GAAP measures.

Brandywine Global | Clarion Partners | ClearBridge Investments | EnTrust Global | Martin Currie | QS Investors | RARE Infrastructure | Royce Investment Partners | Western Asset